SCIOS INC.


                                September 8, 1998



Mr. Richard B. Brewer
115 Ericson Road
Hillsborough, CA  94010

Dear Dick:

                  On behalf of the Board of Directors and the senior management of Scios, Inc. ("Scios" or the "Company"), I am very pleased to extend to you our offer to lead our Company as President and Chief Executive Officer. This letter sets forth the terms of your employment by Scios, with your first day of employment being September 9, 1998.

1.       Position, Duties and Responsibilities
         -------------------------------------

a. You shall be the President and Chief Executive Officer of the Company and shall in such capacity report directly to the Company's Board of Directors (the "Board"). Your duties and responsibilities will be determined from time to time by the Board, and will be consistent with your position as President and Chief Executive Officer.

b. You shall be appointed to the Board of Directors and serve on such Committees of the Board as elected or appointed by the Board.

c. During the period of employment hereunder and except for illness or vacation periods, you shall devote your full business time, ability and attention to the business of the Company, and shall not engage in or perform duties for any other person which interfere with the performance of your duties hereunder. It is possible that you may wish to hold board of director positions on outside civic organizations, and that reasonable time will be made available to fulfill your duties in that regard as long as those activities do not interfere with the performance of your duties hereunder. Any outside commercial board of directors positions will be subject to written approval by the Board, which approval shall not be unreasonably withheld.

d. You agree to sign the Company's standard proprietary information agreement for employees.

2.       Salary and Bonus Compensation
         -----------------------------

a. Base Salary. As compensation for your services hereunder, including your services as a member of the Board, you shall receive a base salary of $400,000 per annum, provided that in view of the limited amount of time you will be able to devote to the Company's business this month, your base salary for September 1998 will be $3,000. This base salary may be increased annually by the Board, consistent with your performance and the Company's policy regarding increases in officer compensation established from time to time by the Board.

b. Bonus Compensation. You may, in addition, at the Board's discretion, be awarded incentive compensation, in the form of a cash bonus for each fiscal year during your employment based upon performance. If the targeted level of performance is satisfied, and you are employed at year end, unless employment has been terminated for Good Reason or Without Cause as defined below, the cash bonus amount will be equal to fifty percent (50%) of your base salary for the year in which you satisfied the bonus criteria; with a maximum bonus of one hundred percent (100%) of base salary if your performance substantially exceeds the targeted level. Performance for bonus purposes will be measured against a set of criteria or milestones to be approved by the Board of Directors no later than December 31 of the preceding year. For calendar year 1998, your bonus
                                 EXHIBIT 10.38
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is guaranteed at a minimum of $50,000.  For  calendar year  1999,  your bonus is guaranteed at a minimum of at least $200,000; for calendar year 2000, your minimum bonus will be $100,000. There is no guaranteed minimum level of bonus compensation thereafter.

3.       Benefits
         --------

                  Standard Benefits. To the extent eligible, you will be entitled to participate in such other benefit programs as are generally made available to other members of senior management.

4.       Expense Reimbursement
         ---------------------

                  The Company shall reimburse you for certain expenses under the standard executive benefits program of the Company. Additionally, the Company will reimburse you in accordance with the Company's reimbursement policies in effect from time to time for all reasonable and customary business expenses incurred during your employment, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

5.       Long-Term Incentive Compensation
         --------------------------------

                  As of September 9, 1998, you shall receive the following grants in accordance with the terms of the Company's 1992 Equity Incentive Plan, as amended in 1998.

a. Stock Option. You will receive an initial grant of Stock Options for 200,000 shares of the Company's common stock exercisable at fair market value on the date of grant and having a term of ten years. You shall vest in the option shares 25% on your first day of employment and in the balance of the option shares in three successive equal annual installments on your anniversary date so long as you remain in continuous service with the Company.

                  On May 3, 1999, you will receive a second grant of Stock Options for 200,000 shares of the Company's common stock exercisable at the fair market value on the date of grant and having a term of ten years. This option grant will vest 25% on the date of grant and the balance of the option shares in three annual installments on the next three anniversaries of that grant date so long as you remain in continuous service with the Company.

b. Restricted Share Units. You shall be granted Restricted Share Units in the amount of 100,000 shares. The Restricted Share Units shall vest 50% at your one-year anniversary and 50% on your two-year anniversary so long as you remain in continuous service with the Company.

c. Incentive Stock Options. You shall be granted the right to purchase 75,000 shares of the Company's common stock under an "incentive stock option" as permitted by Section 422 of the Internal Revenue Code. The option's exercise price will be the stock's fair market value on the grant date, and the option will become vested and exercisable 20% on your first day of employment and the balance of the option shares in four successive equal annual installments on the anniversary date, so long as you remain in continuous service with the Company.

d. Annual Awards. You will be eligible to participate in the Company's annual awards to executives of long-term incentive compensation, presently awarded under the 1992 Equity Incentive Plan, in the form of stock options, based upon performance as determined by the Board's Compensation Committee.

e. Cashless Exercise. Your stock options will entitle you to a cashless exercise feature.

6.       Term of Employment
         ------------------

                  Your employment with the Company is not for any specified period of time. As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause by giving written notice of such termination.

7.       Change of Control
         -----------------

                  All of your options, restricted shares and share units will become fully exercisable (vested) immediately upon an acquisition of the Company by merger, sale of all or substantially all of the Company's assets, or purchase of 50% or more of the Company's assets, or purchase of 50% or more of the Company's stock, or any other reorganization resulting in a change of 50% or more in the ownership of the Company's stock (any such action hereinafter to be referred to as a "Change of Control") (whether or not such Change of Control was caused or could have been prevented by acts of the Company), and whether or not you shall have voted for such Change of Control as a director or shareholder or consented thereto expressly or in writing.

8.       Effect of Termination
         ---------------------

                  If Scios terminates your employment "Without Cause", then Scios will continue your base salary (based on your base salary prevailing at the time of termination) for 12 months from the date of the termination of your employment (hereinafter referred to as the "Severance Period"). Additionally, you will receive an annual bonus equal to your previous year's bonus or the guaranteed bonus, if any, for the Severance Period or any part thereof, whichever is less, at the time bonuses are normally paid to executives of the Company. Further, you will be given two years of additional service vesting on your unvested stock options and restricted stock, and will be allowed twelve months from the date of the termination of your employment to exercise the vested stock options. If you elect to continue your health insurance coverage pursuant to COBRA, then Scios will reimburse you for such payments during the Severance Period.

                  If you are terminated for "Cause" or you resign at any time (other than for "Good Reason" as defined below), then you would only be paid all salary and benefits through the date of termination of your employment.

                  The severance pay described herein will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or any other severance payment from any other source or severance program. All other employee benefits will end at the time of termination of your employment according to terms of the applicable plans regardless of the reason for the termination, provided, however, that Scios will pay to you the full value of all unused, accrued vacation time in a lump sum on the date of termination.

                  As used in this Section, a termination for "Cause" shall mean a termination for any of the following reasons: (i) engaging in intentional misconduct which would tend to discredit Scios or your position as President and Chief Executive Officer; (ii) being convicted of a felony; (iii) committing an act of fraud against Scios or the willful material misappropriation of property belonging to Scios; (iv) materially breaching this agreement or any proprietary information agreement between you and Scios or (v) willfully disregarding your duties despite adequate warnings from the Board. Scios will provide written notice of the reason for termination in the case of any termination for "Cause." A termination for any other reason shall be a termination "Without Cause."

9. Termination for Good Reason. If you terminate your employment with the Company for Good Reason (as hereinafter defined), you shall be entitled to the benefits applicable to termination Without Cause as set forth in Paragraph 8. For the purposes of this Agreement, "Good Reason" shall mean any of the following: (i) relocation of the Company's executive offices more than forty miles from the current location, without your concurrence; (ii) any material breach by the Company of any provision of this Agreement; or (iii) a material change in the principal line of business of the Company, without your concurrence.

10.      Arbitration
         -----------

                  We each agree that any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by Scios or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with Scios or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or worker's compensation laws and (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by Scios, or which Scios could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in the San Francisco Bay Area. The arbitration will be conducted in accordance with the rules and regulations of the American Arbitration Association. The prevailing party, as defined in California statutory law, shall be awarded its attorneys' fees and costs and arbitration related expenses from the non-prevailing party. You understand and agree that arbitration shall be instead of any civil litigation that each side waives its right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

11. Miscellaneous. This Agreement and the rights and obligations of the parties shall be governed by California law. Neither party may assign this Agreement. In the event that either party believes that the other party has breached this Agreement in any way, the party claiming such breach shall give written notice and thirty day opportunity to cure such breach, in the event such breach is curable. The Company is simultaneously executing for your benefit the attached Indemnification Agreement.

                  If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return it to me.

                                                          Sincerely,

                                                          SCIOS INC.

                                                          /s/ Myron Du Bain

                                                          Myron Du Bain
                          Chairman of Search Committee

Attachments (Proprietary Information and Invention Agreement and Indemnification Agreement)


I agree to the terms and conditions of this offer.


Date:      9/8/98                             /s/ Richard B. Brewer
                                              Richard B. Brewer